Prospectus supplement to prospectus dated April 21, 2004	FILED PURSUANT TO RULE 424(B)(5) REGISTRATION NO. 333-114022

Wynn Resorts, Limited

7,500,000 Shares

Common Stock

This is a public offering of common stock of Wynn Resorts, Limited. We are offering 7,500,000 shares of our common stock. Our common stock is quoted on The Nasdaq National Market under the symbol “WYNN.” On November 8, 2004, the last reported sale price of our common stock was $64.19 per share.

Investing in our common stock involves risks that are described beginning on page S-3 and in our periodic reports filed with the Securities and Exchange Commission.

None of the Securities and Exchange Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$61.00	$457,500,000
Underwriting Discounts and Commissions	$0.57	$4,275,000
Proceeds to Wynn Resorts, Limited (before expenses)	$60.43	$453,225,000

We have granted the underwriter the right to purchase up to 1,125,000 additional shares of common stock to cover over-allotments.

Deutsche Bank Securities

Sole Book-Running Manager

The date of this prospectus supplement is November 9, 2004

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context otherwise requires or unless otherwise specified, all references in this prospectus supplement to “Wynn Resorts,” “the Company,” “we,” “us” or “our,” or similar terms, refer to Wynn Resorts, Limited and its consolidated subsidiaries, or, with respect to periods prior to September 24, 2002, to Valvino Lamore, LLC and its consolidated subsidiaries, as the predecessor company of Wynn Resorts, and all references to “Wynn Las Vegas entities” refer to our wholly owned subsidiaries, Valvino Lamore, LLC, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. and their consolidated subsidiaries (other than Desert Inn Improvement Co. and Wynn Completion Guarantor, LLC).

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, from time to time and up to an aggregate amount of $1.0 billion (including this offering), we may offer debt securities, shares of preferred stock, shares of common stock and depositary shares. Of this amount, approximately $271.3 million of common stock has been sold as of the date of this prospectus supplement. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with a general description of the shares of our common stock that we will offer under this prospectus supplement and specific information about the terms of this offering. Both this prospectus supplement and the prospectus include, or incorporate by reference, important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the prospectus. If any specific statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superceded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the prospectus, as well as the additional information described under “Where You Can Find More Information” in this prospectus supplement before investing in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Wynn Resorts’ filings with the SEC are also available to the public from the SEC’s internet site at http://www.sec.gov.

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are incorporating by reference in this prospectus supplement and the accompanying prospectus the following documents filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed on May 5, 2004;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 3, 2004, and amended by our quarterly report on Form 10-Q/A filed with the SEC on August 4, 2004;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 4, 2004;

•	our current reports on Form 8-K, filed with the SEC on April 20, 2004; April 30, 2004; May 5, 2004; May 12, 2004; May 13, 2004; May 20, 2004; June 10, 2004; June 22, 2004; July 26, 2004; August 9, 2004; September 2, 2004; September 8, 2004; September 14, 2004; September 17, 2004; October 20, 2004; and November 9, 2004 (two reports);

•	the description of our common stock set forth in our Registration Statement on Form 8-A, filed on October 7, 2002 (File No. 000-50028); and

•	all other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to termination of the offering of the securities hereunder (other than current reports furnished under Item 9 or Item 12 of Form 8-K).

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with any additional information. Any statement contained in this prospectus supplement, or a document incorporated or deemed to be incorporated by reference in this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The documents incorporated by reference in this prospectus supplement and the accompanying prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus to any person, without charge, upon written or telephonic request. Exhibits to SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus. Requests for such copies should be directed to the following:

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7555

Attention: Vice President—Investor Relations

Except as provided above, no other information, including information on our internet site (http://www.wynnresorts.com), is incorporated by reference in this prospectus supplement or the accompanying prospectus.

RISK FACTORS

You should carefully consider the risks described below and the risks incorporated by reference from our Annual Report on Form 10-K, filed on March 15, 2004, before making an investment decision. The risks and uncertainties described below and incorporated by reference herein are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of our common stock could decline substantially.

Risks Related to Encore at Wynn Las Vegas

The development costs of Encore at Wynn Las Vegas are estimates only, and actual development costs may be higher than expected.

We have begun preparing initial building plans and specifications for Encore at Wynn Las Vegas. We expect Encore at Wynn Las Vegas to cost approximately $900.0 million. The project may include an approximately 1,500 suite hotel tower, additional casino space, restaurants, retail and meeting space, and a spa and swimming pools, all designed to capitalize on the significant infrastructure of our Wynn Las Vegas project. However, these development costs are estimates based upon the initial plans and specifications, and actual development costs may be higher than expected.

We intend to fund a portion of the development costs of Encore at Wynn Las Vegas with anticipated cash flows generated at Wynn Las Vegas, which may not be sufficient to fund such development costs.

After Wynn Las Vegas opens, our ability to fund a portion of the development costs of Encore at Wynn Las Vegas will depend on our ability to generate sufficient cash flow from operations. We cannot assure you that Wynn Las Vegas will begin operations by the scheduled opening date, or that it will be able to generate sufficient cash flow to fund such development costs. Our ability to generate cash flow will depend upon many factors, including:

•	our future operating performance;

•	the demand for services that we provide;

•	general economic conditions and economic conditions affecting Nevada or the hotel/casino industry in particular;

•	our ability to hire and retain employees at a reasonable cost;

•	competition; and

•	legislative and regulatory factors affecting our operations and business.

Some of these factors are beyond our control. Any inability to generate sufficient cash flows to fund the development of Encore at Wynn Las Vegas would have a material adverse effect on our operating results and financial condition. In addition, the financing documents for our Wynn Macau project contain restrictions or prohibitions on the distribution to Wynn Resorts of any cash flow generated by the Wynn Macau casino. Thus, any cash flow generated by Wynn Macau may not be available to fund development costs.

Risk Relating to the Offering

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell the common stock issuable when you want or at prices you find attractive.

The price of shares of our common stock on the Nasdaq National Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices of our common stock.

Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	developments in construction of Wynn Las Vegas (or any expansion thereof) or Wynn Macau;

•	developments generally affecting the casino/hotel and resorts industry;

•	announcements by third parties of significant claims or proceedings against us;

•	changes in government regulations and governmental approval of gaming activities;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	future sales of our equity or equity-linked securities; and

•	general domestic and international economic conditions.

General market fluctuations, industry factors and general economic and geopolitical conditions and events, such as economic slowdowns or recessions, consumer confidence in the economy, recent terrorist attacks and ongoing military conflicts, could also cause our stock price to decrease.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations also may adversely affect the market price of our common stock.

The substantial number of shares of common stock that will be eligible for sale in the near future could cause the market price of our common stock to decline.

A substantial number of shares of our common stock were issued by us in private transactions not involving a public offering and are therefore treated as “restricted securities” for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). On June 20, 2003, we entered into a strategic business alliance with SBM, and in connection therewith, we sold 3,000,000 shares of our common stock to SBM for $45.0 million in a privately negotiated, all cash transaction. In return, SBM has agreed, subject to certain exceptions, to refrain from transferring its shares prior to April 1, 2005, and will be entitled to certain registration rights thereafter. As of September 30, 2004, we had outstanding 43,000,000 such “restricted” shares of common stock, 40,000,000 of which are held by certain of our affiliates and 3,000,000 of which are held by SBM. If these “affiliated” holders comply with the applicable holding periods, volume limits and other conditions prescribed in Rule 144 under the Securities Act, these unregistered shares of common stock may be freely tradable. In addition, as of September 30, 2004, there were 2,140,750 shares of common stock reserved and subject to issuance upon exercise of outstanding options, warrants or other convertible rights. Lastly, we have granted our Chairman and Chief Executive Officer, Stephen A. Wynn, demand and piggyback registration rights with respect to any shares of our common stock he purchases from Aruze USA.

No predictions can be made as to the effect, if any, that the issuance and availability for future market sales of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the conversion of convertible securities), or the perception that such sales could occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity or equity-linked securities.

USE OF PROCEEDS

The net proceeds from the sale of the common stock will be approximately $453.0 million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay or reduce indebtedness, for the development of our Encore at Wynn Las Vegas and Wynn Macau projects, or for general corporate purposes.

We have not yet determined with specificity the amounts we plan to spend on any of the areas listed above. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending such uses, we intend to invest the net proceeds from this offering primarily in short-term, interest-bearing, U.S. government or other investment grade securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our common stock began trading on the Nasdaq National Market under the symbol “WYNN” on October 25, 2002, at a price of $13.00 per share. The following table sets forth the high and low sale prices for the indicated periods as reported on the Nasdaq National Market.

	High	Low
2002
Fourth Quarter(1)	$14.39	$10.76

2003
First Quarter	$15.50	$12.76
Second Quarter	$19.11	$14.71
Third Quarter	$18.50	$14.99
Fourth Quarter	$28.61	$18.19

2004
First Quarter	$40.26	$27.50
Second Quarter	$43.77	$34.60
Third Quarter	$52.97	$34.18
Fourth Quarter (through November 8, 2004)	$64.30	$50.51

(1)	Represents high and low sale prices for our common stock during the period from the start of trading through December 31, 2002.

On November 8, 2004, the last sale price of our common stock, as reported on the Nasdaq National Market, was $64.19 per share.

Holders

There were approximately 8,350 holders of our common stock as of March 31, 2004.

Dividends

We have never declared or paid cash dividends on any shares of our common stock. We currently intend to retain all available funds and any future consolidated earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

We are a holding company and, as a result, our ability to pay dividends is primarily dependent on our subsidiaries’ ability to provide funds to us. Restrictions imposed by our subsidiaries’ debt instruments significantly restrict certain key subsidiaries holding a majority of our assets, including Wynn Las Vegas, LLC, from making any dividends or distributions to us. Specifically, the Wynn Las Vegas entities are restricted under the indenture governing the 12% Second Mortgage Notes due 2010 from making certain “restricted payments” as defined in such indenture. These restricted payments include the payment of any dividend or distribution to any direct or indirect holders of equity interests of the Wynn Las Vegas entities. These restricted payments may not be made until certain financial and non-financial thresholds have been exceeded. In addition, the debt facilities of the Wynn Las Vegas entities and of Wynn Resorts (Macau) S.A. contain similar restrictions.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of September 30, 2004 and as adjusted to give effect to the consummation of the offering of the shares of common stock and the temporary increase in cash and cash equivalents pending the application of the net proceeds of the offering as provided under “Use of Proceeds.” The following data should be read in conjunction with the consolidated financial statements and notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	September 30, 2004
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$209,246	$662,271
Restricted cash and investments[1]	394,167	394,167

	$603,413	$1,056,438

Long-term debt:
12% Second Mortgage Notes, net of original issue discount of approximately $13.6 million, due 2010; effective interest at approximately 12.9%	$233,973	$233,973
6% Convertible Subordinated Debentures due 2015	250,000	250,000
$250 million Delay Draw Term Loan Facility; interest at LIBOR plus 5.5% (approximately 7.3% at September 30, 2004)	250,000	250,000
Land Loan; interest at LIBOR plus 5.5% (7.3% at September 30, 2004)	143,400	143,400
$198.5 million FF&E Facility; interest at LIBOR plus 4% (approximately 5.8% at September 30, 2004)	70,309	70,309
$800 million Revolving Credit Facility; interest at LIBOR plus 4% (approximately 5.8% at September 30, 2004)	40,247	40,247
Other	15,056	15,056

Total long-term debt	1,002,985	1,002,985
Total stockholders’ equity	1,244,938	1,697,963

Total capitalization	$2,247,923	$2,700,948

[1]	This amount is restricted for development and construction of our Wynn Las Vegas and Wynn Macau projects and certain other specific costs in accordance with agreements governing our debt facilities including, but not limited to, $184.5 million restricted for the development, construction and preopening expenses of Wynn Macau, $80.0 million restricted for a Wynn Las Vegas liquidity reserve and completion guarantee (of which $9.1 million has been committed to the project budget as of September 30, 2004), approximately $42.6 million restricted for the payment of interest on the second mortgage notes, approximately $29.6 million restricted for the payment of interest on the convertible subordinated debentures, $46.2 million restricted for costs associated with the development of, and construction on, the real property securing the land loan, and approximately $11.3 million restricted for aircraft enhancements, insurance and sales tax deposits and certain other costs. Cash equivalents are comprised of investments in overnight money market funds. Restricted investments are kept in money market funds or relatively short-term, government-backed, marketable debt securities as required by agreements governing our debt facilities.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Deutsche Bank Securities Inc. (“DBSI”), has agreed to purchase from us 7,500,000 shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

The underwriting agreement provides that the obligations of DBSI to purchase the shares of common stock offered hereby are subject to certain conditions precedent, including receipt of an opinion from the National Association of Securities Dealers (the “NASD”) that it has “no objections” to the proposed underwriting terms and arrangements among the Company and DBSI set forth in the underwriting agreement. The underwriting agreement also provides that DBSI will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by DBSI that it proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. After the initial offering of the shares of common stock, DBSI may change the public offering price.

Our common stock is quoted on The Nasdaq National Market under the symbol “WYNN.”

We have granted to DBSI an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,125,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. DBSI may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to DBSI to the extent the option is exercised. If any additional shares of common stock are purchased, DBSI will offer the additional shares on the same terms as those on which the 7,500,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by DBSI to us per share of common stock. We have agreed to pay DBSI the following discounts and commissions, assuming either no exercise or full exercise by DBSI of the over-allotment option:

	Fee per Share	Total Fees
		Without Exercise of Over-allotment Option	With Full Exercise of Over-allotment Option
Discounts and commissions paid by us	$0.57	$4,275,000	$4,916,250

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $200,000.

We have agreed to indemnify DBSI against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments DBSI may be required to make in respect of any of these liabilities.

Certain of our executive officers, directors and shareholders have agreed, subject to certain exceptions, not to directly or indirectly offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock, shares of common stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for common stock, or enter into any hedging transaction relating to the common stock for a period of 60 days after the date of this prospectus supplement without the prior written consent of DBSI. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement.

DBSI has advised us that it does not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, DBSI may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by DBSI of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than DBSI’s option to purchase additional shares of common stock from us in the offering. DBSI may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, DBSI will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. DBSI must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by DBSI in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on the Internet web site maintained by DBSI. Other than the prospectus in electronic format, the information on DBSI’s web site and any information contained in any other web site maintained by DBSI is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

Deutsche Bank Trust Company Americas, an affiliate of DBSI, is the administrative agent, and DBSI acted as a lead arranger and joint-book running manager, under a $1.05 billion credit facility entered into by one of our affiliates on October 30, 2002.

DBSI acted as an arranger of a $198.5 million furniture, fixtures and equipment loan facility with one of our affiliates effective October 20, 2003.

Deutsche Bank Trust Company Americas, an affiliate of DBSI, is the administrative agent under a $143.4 million credit facility entered into by one of our affiliates on May 3, 2004.

Deutsche Bank AG, Hong Kong Branch, an affiliate of DBSI, is a global coordinating lead arranger of a $397.0 million senior secured bank facility entered into by one of our affiliates on September 14, 2004.

DBSI and its affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services.

DBSI has represented and agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing date of this offering, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of our common stock in, form or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the shares of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

LEGAL MATTERS

Certain legal matters regarding the securities being affected hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain matters of Nevada law, including the validity of the shares of common stock offered hereby, will be passed upon for us by Schreck Brignone, Las Vegas, Nevada. Certain legal matters in connection with this offering will be passed upon for DBSI by Latham & Watkins LLP, Los Angeles, California.

PROSPECTUS

Wynn Resorts, Limited

$1,000,000,000

Under this prospectus, Wynn Resorts, Limited may:

•	sell common stock to the public;

•	sell preferred stock to the public;

•	sell depositary shares representing preferred stock to the public; and

•	sell debt securities to the public.

Our common stock is quoted on The Nasdaq National Market under the symbol “WYNN.” Our principal executive offices are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities being offered to you, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement or the investment merits of the common stock or debt securities offered hereby. Any representation to the contrary is unlawful.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 21, 2004.

Unless the context otherwise requires or unless otherwise specified, all references in this prospectus to “Wynn Resorts,” “the Company,” “we,” “us” or “our,” or similar terms, refer to Wynn Resorts, Limited and its consolidated subsidiaries, or, with respect to periods prior to September 24, 2002, to Valvino Lamore, LLC and its consolidated subsidiaries, as the predecessor company of Wynn Resorts, all references to “Wynn Las Vegas entities” refer to our wholly owned subsidiaries, Valvino Lamore, LLC, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. and their consolidated subsidiaries (other than Desert Inn Improvement Co. and Wynn Completion Guarantor, LLC), and all references to the “Wynn Macau Companies” refer to Wynn Resorts (Macau), S.A. and each of its direct and indirect parent companies (other than Wynn Resorts).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Wynn Resorts’ filings with the SEC are also available to the public from the SEC’s internet site at http://www.sec.gov.

i

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information contained or incorporated by reference in this prospectus.

We are incorporating by reference in this prospectus the following documents filed with the SEC:

•	our current report on Form 8-K, filed on April 20, 2004;

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

•	the description of our common stock set forth in our Registration Statement on Form 8-A, filed on October 7, 2003 (File No. 000-50028); and

•	all other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering of the securities hereunder (other than current reports furnished under Item 9 or Item 12 of Form 8-K).

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any additional information. Any statement contained in this prospectus, or a document incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or telephonic request. Exhibits to SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. Requests for such copies should be directed to the following:

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7555

Attention: Vice President—Investor Relations

Except as provided above, no other information, including information on our internet site (http://www.wynnresorts.com), is incorporated by reference in this prospectus.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, including, but not limited to, statements relating to our business strategy and development activities, including our opportunity in Macau, as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, margins, profitability and competition.

Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. These risks and uncertainties include, but are not limited to, those relating to:

•	competition in the casino/hotel and resorts industry;

•	completion of our Wynn Las Vegas casino resort on time and within budget;

•	doing business in foreign locations such as Macau (including the risks associated with Macau’s developing gaming regulatory framework);

•	new development and construction activities of competitors;

•	our dependence on Stephen A. Wynn and existing management;

•	leverage and debt service (including sensitivity to fluctuations in interest rates);

•	levels of travel, leisure and casino spending;

•	general domestic or international economic conditions;

•	pending or future legal proceedings;

•	changes in federal or state tax laws or the administration of such laws;

•	changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions);

•	applications for licenses and approvals under applicable jurisdictional laws and regulations (including gaming laws and regulations);

•	the impact that an outbreak of an infectious diseases, such as Severe Acute Respiratory Syndrome (SARS), may have on the travel and leisure industry; and

•	the consequences of the war in Iraq and other military conflicts in the Middle East and any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001.

Further information on potential factors that could affect our financial condition, results of operations and business are included in our filings with the SEC.

You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us. We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus.

iii

WYNN RESORTS, LIMITED

Wynn Resorts, Limited, a Nevada corporation, was formed in June 2002 and consummated its initial public offering in October 2002. Our efforts have been devoted principally to the design, development, financing and construction of a new resort casino/hotel project in Las Vegas named “Wynn Las Vegas” and the design and pre-construction efforts related to our anticipated casino/hotel project in Macau, made possible by our concession agreement with the government of Macau.

We are a holding company, with no operations of our own, and our cash flow needs and ability to fund debt service obligations are primarily dependent on our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on any debt securities or to provide us with funds for our payment obligations. Our subsidiaries currently have no material operations or earnings, and the debt agreements of the Wynn Las Vegas entities contain significant restrictions on those entities’ ability to distribute funds to us.

Wynn Las Vegas

We, through our wholly owned indirect subsidiary Wynn Las Vegas, LLC, are constructing and will own and operate Wynn Las Vegas, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Wynn Las Vegas is the concept of Stephen A. Wynn, one of Wynn Resorts’ principal stockholders and its Chairman of the Board and Chief Executive Officer. Mr. Wynn was previously Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated and its predecessor from 1973 to 2000. In that role, he was responsible for the development of Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and Beau Rivage in Biloxi, Mississippi.

Wynn Las Vegas is being constructed on Las Vegas Boulevard, also commonly known as the Las Vegas Strip or the Strip, on the site of the former Desert Inn Resort & Casino, at the northeast corner of the intersection of the Strip and Sands Avenue, one-half block north of The Venetian and Treasure Island at The Mirage, and across the Strip from the Fashion Show Mall. When completed, we expect Wynn Las Vegas to feature approximately 2,700 luxurious guest rooms, a casually elegant casino of approximately 111,000 square feet, 18 distinctive dining outlets, an exclusive on-site 18-hole championship golf course and a new water-based entertainment production.

We expect Wynn Las Vegas, including the new golf course construction, to cost approximately $2.4 billion to design, construct, develop, equip and open, including the cost of more than 212 acres of land, capitalized interest on indebtedness of the Wynn Las Vegas entities, pre-opening expenses and all financing fees. Ground-breaking for Wynn Las Vegas occurred on October 31, 2002, with an opening to the general public scheduled for April 2005. We have funded approximately $1.1 billion of project costs through December 31, 2003, with equity contributions and debt. As of December 31, 2003, we had more than $1.1 billion available under our existing credit agreements and approximately $220 million of long-term restricted cash available for the project. The overall scope and general design of Wynn Las Vegas is complete and the construction of the project is tracking on schedule and within budget. We continue to evaluate and refine certain elements of the project design and expect to implement certain project design changes that will not significantly increase the project cost or extend the construction schedule. We are also actively exploring certain additions on the Wynn Las Vegas site as well as the development of our adjacent parcel of approximately 20 acres fronting the Strip. These additional developments might be initiated before the completion of Wynn Las Vegas. We expect to complete the project on time and on budget. However, there are significant risks associated with any major construction project, and unexpected developments may occur; therefore, we cannot assure you that the funds available will be sufficient for the construction, development and opening of Wynn Las Vegas or that it will be completed by April 2005.

Wynn Macau

In June 2002, our 82.5% owned indirect subsidiary, Wynn Resorts (Macau), S.A. (“Wynn Macau, S.A.”), entered into a 20-year concession agreement with the government of Macau to construct and operate one or more casino gaming properties in the Macau Special Administrative Region of the People’s Republic of China (“Macau”). Macau is located in southeast China bordering the South China Sea, approximately 37 miles southwest of Hong Kong. Macau has been an established gaming market for at least 40 years and, according to the Innovation Group, a gaming research company, casinos in Macau reportedly generated approximately $3.5 billion in gaming revenues in 2003. Wynn Macau, S.A. currently is one of three concessionaires permitted to operate a casino gaming business in Macau.

We have invested approximately $23.8 million in Wynn Macau, S.A. to date. In addition, in January 2004, we loaned $5 million to Wynn Macau, S.A., bearing interest at 6.25% and payable on demand. We will invest additional capital in the Wynn Macau Companies as part of the financing of the Macau opportunity, in addition to the approximately $23.8 million we have already invested. We have additional capital available from a portion of the net proceeds we received from our initial public offering (including as a result of the exercise of the overallotment option in connection therewith) and the net proceeds of the issuance of our 6% Convertible Subordinated Debentures due 2015. The minority investors in the Wynn Macau Companies are obligated, subject to certain limitations, to make additional capital contributions in proportion to their economic interests to fund the construction, development and other activities of the Wynn Macau Companies. Wynn Macau, S.A. has obtained the services of architects and designers, and has also begun preliminary discussions to arrange the additional financing that would be required to complete its first casino resort, but, at the present time, has not yet determined the amount of financing that will be required to complete the project. The Wynn Macau Companies’ first casino resort in Macau is referred to herein as “Wynn Macau.”

We are continuing work on the design of Wynn Macau, as well as our efforts to lease the land and obtain the financing to be used for Wynn Macau. We have not yet finalized the budget for the construction and development of Wynn Macau, and we will not begin construction or operation of Wynn Macau until a number of objectives and conditions are met. Those conditions include obtaining sufficient financing to commence construction of Wynn Macau, and obtaining the ability to extend credit to gaming customers and enforce gaming debts in Macau (which are not currently permitted under Macau law). In February 2004, legislative changes relating to credit extension and the collection of gaming debts were introduced in the Macau Legislative Assembly. Although we expect the legislation to be enacted in the second quarter of 2004, we cannot assure you that any of the proposed legislative changes will be enacted. We are also seeking to obtain, prior to commencing casino operations, determinations from the Macau government with respect to certain tax treatment, but cannot assure you that we will obtain the requested tax treatment determinations. In addition, we cannot assure you that we will be able to obtain sufficient financing for Wynn Macau.

Company Information

Our principal executive offices are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone (702) 770-7555. The address of our internet site is http://www.wynnresorts.com, which provides a hyperlink to a third party SEC filing website that posts filings we make with the SEC as soon as reasonably practicable, where such filings can be reviewed without charge.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

Our earnings were insufficient to cover our fixed charges by $16.9 million, $17.7 million, $46.1 million and $139.3 million for the period from inception to December 31, 2000, and for the years ended December 31, 2001, 2002 and 2003, respectively. For purposes of these calculations, earnings consist of income from continuing operations before provision for income taxes and before fixed charges. Combined fixed charges include interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor. We had no preferred stock outstanding for any of the periods presented.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold by us for general corporate purposes, including working capital, acquisitions, possible repurchases of our outstanding securities and other business opportunities.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of our common stock, preferred stock, depositary shares and debt securities. These summaries are not meant to be a complete description of each security. The particular terms of any security to be issued pursuant to this Registration Statement will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security. As used in this “Description of Securities” section, the words “Wynn Resorts,” “we,” “our,” “us,” or similar terms refer only to Wynn Resorts and not to any of its subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our articles of incorporation, bylaws and agreements with our stockholders as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our articles of incorporation, bylaws and such other agreements, copies of which are available as set forth under the caption entitled “Where You Can Find More Information.”

General

We are authorized to issue 400,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of undesignated preferred stock, $0.01 par value per share. The following is a summary of the rights of our common stock and preferred stock. For more detailed information, see our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Nevada law.

Common Stock

As of December 31, 2003, there were 82,358,207 shares of common stock outstanding. In addition, as of December 31, 2003, there were 1,732,500 shares of common stock reserved and subject to issuance upon exercise of outstanding options, warrants or other convertible rights (including 12,500 shares of common stock subject to option grants that have been approved by the board of directors but not yet granted).

Except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock and except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

As of December 31, 2003, there were no shares of preferred stock authorized or outstanding.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

The articles of incorporation of Wynn Resorts prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to its capital stock;

•	exercising, directly or indirectly, voting or other rights conferred by its capital stock (and such capital stock shall not be included in the shares of capital stock of Wynn Resorts entitled to vote); and

•	receiving any remuneration in any form from it or an affiliated company for services rendered or otherwise.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the board of directors determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the board of directors to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of Wynn Resorts’ capital stock or to be connected or affiliated with a person in engaged in gaming activities or who causes Wynn Resorts or any affiliated company to lose or to be threatened with the loss of, or who, in the sole discretion of Wynn Resorts’ board of directors, is deemed likely to jeopardize our or any of our affiliates’ application for, right to the use of, or entitlement to, any gaming license.

“Gaming authorities” include all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise. “Affiliated companies” are those companies indirectly affiliated or under common ownership or control with Wynn Resorts, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. The articles of incorporation define “ownership” or “control” to mean ownership of record, beneficial ownership as defined in Rule 13d-3 of the Exchange Act, or the power to direct and manage, by agreement, contract, agency or other manner, the management or policies of a person or the disposition of our capital stock.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Wynn Resorts’ articles of incorporation provide that capital stock of Wynn Resorts that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person is redeemable by Wynn Resorts, out of funds legally available for that redemption, by appropriate action of the board of directors to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by Wynn Resorts. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption date will be the date specified by the board of directors on which the capital stock owned by an unsuitable person or an affiliate of an unsuitable person is to be redeemed. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or, if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the board of directors. If determined by Wynn Resorts, the price of capital stock will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on the Nasdaq National Market or SmallCap Market, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Wynn Resorts’ rights of redemption are not exclusive of any other rights that it may have or later acquire under any agreement, its bylaws or otherwise. The redemption price for shares of unvested restricted stock will be a nominal amount pursuant to the applicable restricted stock agreement. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority or, if not, as Wynn Resorts elects.

The articles of incorporation of Wynn Resorts require any unsuitable person and any affiliate of an unsuitable person to indemnify Wynn Resorts and its affiliated companies for any and all costs, including attorneys’ fees, incurred by Wynn Resorts and its affiliated companies as a result of the unsuitable person’s or affiliate’s ownership or control or failure to promptly divest itself of any capital stock, securities of or interests in Wynn Resorts.

Buy-Out of Aruze USA Stock

Stephen A. Wynn, Kazuo Okada, Aruze USA and Aruze Corp. have entered into a buy-sell agreement which provides that upon certain events, including if any gaming application of Aruze USA, Aruze Corp. or Mr. Okada is recommended for denial by the Nevada gaming authorities, is denied by Nevada gaming authorities, or is requested to be withdrawn by Mr. Okada, Aruze USA and/or Aruze Corp., or if a gaming application of Aruze USA, Aruze Corp. or Mr. Okada concerning Aruze USA’s ownership of the Company’s stock is not filed within 90 days after the filing of the Company’s application, Mr. Wynn shall have 60 days to elect to purchase some or all of the shares owned by Aruze USA in the Company for a price equal to the lesser of (1) the fair market value of the shares as of the date Mr. Wynn elects to purchase such shares or (2) Aruze USA’s investment amount as determined pursuant to the buy-sell agreement. Pursuant to the buy-sell agreement, Mr. Wynn may pay this purchase price with a promissory note. In addition, Mr. Wynn has entered into an agreement with us that gives us the right to require Mr. Wynn to purchase all of the shares owned by Aruze USA in accordance with the terms of the buy-sell agreement. The Company has granted Mr. Wynn certain demand registration rights and piggyback registration rights with respect to any shares he purchases from Aruze USA under these buy-out arrangements.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

Provisions of Nevada law and our articles of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. Our bylaws may be adopted, repealed, altered, amended by our board of directors or the vote of at least two-thirds of the outstanding voting power, voting as a single class.

Classified Board of Directors. Wynn Resorts’ articles of incorporation and bylaws provide for its board of directors to be divided into three classes of directors serving staggered three-year terms, with as near as possible to one-third, and at least one-fourth, of the board of directors being elected each year. In addition, Wynn Resorts’ articles of incorporation require the vote of two-thirds of the outstanding stock entitled to vote in the election of directors to amend the classified board provision. As a result, at least two annual meetings of stockholders may be necessary to change a majority of the directors.

Stockholder Meetings. Wynn Resorts’ bylaws provide that subject to the rights, if any, of the holders of the preferred stock, only a majority of the authorized number of directors, the chairman of the board or the chief executive officer (or should there be no chairman and no chief executive officer, by the president) may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Wynn Resorts’ bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

No Action by Written Consent. Wynn Resorts’ articles of incorporation and bylaws provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

Sale of All or Substantially All of Our Assets. Wynn Resorts’ bylaws require a two-thirds approval of the directors for the sale of all or substantially all of our assets.

Nevada Control Share Laws. Wynn Resorts may become subject to Nevada’s laws that govern the “acquisition” of a “controlling interest” of “issuing corporations.” These laws will apply to Wynn Resorts if it has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless its articles or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada Regulatory Approvals. Once Wynn Resorts becomes a registered company under Nevada’s gaming laws, it will be required to obtain the approval of the Nevada Gaming Commission with respect to a change of control. In addition, persons seeking to acquire control will be required to meet the requirements of the Nevada gaming authorities before assuming control. These requirements may have the effect of preventing, delaying or making an acquisition of Wynn Resorts more difficult.

No Cumulative Voting. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Indemnification of Directors and Officers. Wynn Resorts’ articles of incorporation and bylaws provide that it will indemnify its directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, Wynn Resorts has entered into separate indemnification agreements with its directors and officers that require Wynn Resorts, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service, other than liabilities arising from willful misconduct of a culpable nature. Wynn Resorts also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of Wynn Resorts’ directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. To the extent that Wynn Resorts’ directors, officers and controlling persons are indemnified under the provisions contained in Wynn Resorts’ articles of incorporation, bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust.

Listing

Our common stock is quoted on the Nasdaq National Market under the symbol “WYNN.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable actions requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a Deposit Agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or quotation service or our second amended and restated articles of incorporation, as amended, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF DEBT SECURITIES

The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of our debt securities. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). The debt securities we offer will be issued under an indenture between us and U.S.

Bank National Association, acting as trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” or “OID,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the aggregate principal amount;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity, and the terms and conditions of any acceleration;

•	if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will set forth material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt. We will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior and senior subordinated debt. We will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt. We will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities or property of Wynn Resorts. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of Wynn Resorts or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of Wynn Resorts or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by Wynn Resorts in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform any other covenant for 90 days after notice that performance was required;

•	events of bankruptcy, insolvency or reorganization of Wynn Resorts; or

•	any other Event of Default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. Unless otherwise indicated in the applicable prospectus supplement, an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

Unless otherwise indicated in the applicable prospectus supplement, an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

Similarly, unless otherwise indicated in the applicable prospectus supplement, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 90 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then, unless otherwise indicated in the applicable prospectus supplement, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events of bankruptcy, insolvency or reorganization of Wynn Resorts occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

We will be required to file annually with the Trustee a certificate, signed by an officer of Wynn Resorts, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of Wynn Resorts, the trustee or any other agent of Wynn Resorts or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear System and Clearstream Bank Luxembourg, Societe Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the position of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement, the subordination provisions applicable to any Subordinated Securities will be expressly subject to the discharge and defeasance provisions of the indenture.

We may discharge some of our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

•	alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

A prospectus supplement may set forth modifications or additions to these provisions with respect to a particular series of Debt Securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

The indenture contains limitations on the right of the trustee, should it become a creditor of Wynn Resorts, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future shareholder, officer or director, of Wynn Resorts or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

Wynn Resorts may sell common stock, preferred stock, depositary shares or any series of debt securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Wynn Resorts from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on any securities exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, Wynn Resorts will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by Wynn Resorts to one or more institutional purchasers, or through agents designated by Wynn Resorts from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Wynn Resorts to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Other than our common stock, which is currently listed on the Nasdaq National Market, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange or the Nasdaq Stock Market. Any common stock sold pursuant to a prospectus supplement will be listed on the over-the-counter market or national securities exchange on which our common stock is then listed, subject to official notice of issuance. Any underwriters to whom Wynn Resorts sells securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

LEGAL MATTERS

Certain legal matters regarding the securities being affected hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP (and affiliated partnerships), Los Angeles, California. Certain matters of Nevada law, including the validity of the common stock offered hereby, will be passed upon for us by Schreck Brignone, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of our common stock.

7,500,000 Shares

Common Stock

Deutsche Bank Securities

Sole Book-Running Manager

Prospectus Supplement

(to Prospectus dated April 21, 2004)

November 9, 2004